Zoom Receives NASDAQ Notification

Boston, MA, November 21, 2007 - Zoom Technologies, Inc. (NASDAQ: ZOOM) today announced that on November 16, 2007 it received a letter from the NASDAQ Stock Market that indicated that Zoom is not in compliance with Marketplace Rule 4310(c)(4) because the bid price of its common stock has closed below $1.00 for the last 30 consecutive business days.

Pursuant to NASDAQ Marketplace Rule 4310(c)(8)(D), Zoom has been provided an initial period of 180 calendar days, or until May 14, 2008, to regain compliance. The letter states that the NASDAQ staff will provide written notification that Zoom has achieved compliance with Rule 4310(c)(4) if at any time before May 14, 2008, the bid price of Zoom’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If Zoom cannot demonstrate compliance with Rule 4310(c)(4) by May 14, 2008, the NASDAQ staff will determine whether Zoom meets the NASDAQ Capital Market initial listing criteria set forth in NASDAQ Marketplace Rule 4310(c), except for the bid price requirement. If Zoom meets the initial listing criteria, the NASDAQ staff will notify Zoom that it has been granted an additional 180 calendar day compliance period. If Zoom is not eligible for an additional compliance period, the NASDAQ staff will provide written notice that Zoom’s securities will be delisted. If that occurs, Zoom will have the ability to request an appeal within 7 days of the notice of delisting. If Zoom does appeal, the delisting process would typically be stayed until the appeal is heard, usually within approximately 45 days of Zoom’s appeal.

If NASDAQ makes a final determination to remove Zoom’s security from listing, NASDAQ will provide public notice by issuing a press release and posting notice on its web site. This public notice will be disseminated no fewer than 10 days before the delisting becomes effective and will remain posted until the delisting is effective. Following such public notification, NASDAQ will file an application on Form 25 with the Securities and Exchange Commission (the “Commission”) to delist the security, and will promptly provide a copy of that Form 25 to Zoom. The Form 25 and the delisting of the security will become effective 10 days after the Form 25 is filed pursuant to Exchange Act Rule 12d2-2(d)(1) unless the Commission postpones such delisting pursuant to Rule 12d2-2(d)(3).

If Zoom is delisted, a market maker may apply to have Zoom’s shares traded on the Over-the-Counter Bulletin Board (the “OTCBB”). In order to be eligible to have its shares traded on the OTCBB Zoom must remain current in its SEC filings.

About Zoom Technologies
Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to future actions by Zoom and NASDAQ. These forward-looking statements are not guarantees of future results or actions and are subject to risks, uncertainties and assumptions, including the risks described in our filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.